EXHIBIT 99.1
ASHFORD
Second Quarter 2021 Conference Call
July 30, 2021
11 a.m. CT

Introductory Comments – Jordan Jennings
Good day everyone and welcome to today’s conference call to review results for Ashford for the second quarter of 2021 and to update you on recent developments. On the call today will be: Jeremy Welter, President and Chief Operating Officer, Deric Eubanks, Chief Financial Officer, and Eric Batis, Managing Director and Senior Vice President of Portfolio Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 29, 2021, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2021 with the second quarter of 2020.
I will now turn the call over to Jeremy.
Introduction – Jeremy Welter
Good morning, and welcome to our call to discuss our financial results for the second quarter of 2021. I will begin by discussing Ashford’s operations and strategy. Deric will then review our financial results for the quarter, and then Eric will provide an update regarding our Products and Services businesses. After that, we will open it up for Q&A.
I want to begin by thanking our associates for their relentless hard work during this unprecedented time. I can’t tell you how proud I am of our executive leadership team as well as our associates throughout the country. It has been a long year for those of us in the hospitality industry, but we are now experiencing a return in demand and the recovery is here. As we look forward, I’m extremely optimistic about the future of our company. We reported strong growth in Adjusted EBITDA for the second quarter driven by JSAV, Remington and RED. We are excited to report positive Adjusted EBITDA for the quarter for JSAV, our business that was hit the hardest by the pandemic. We have a lot of exciting developments to discuss on today’s call.
The key themes we are going to highlight today are:
•First, we have stabilized Ashford Trust and secured ample liquidity for that platform with runway for the future, while Braemar is back on offense, and growing, and continues to be cash flow positive at the corporate level;
•Second, we continue to see strong results in our third party growth initiative;
•Third, we are ramping up our efforts at Ashford Securities; and
•Fourth, we have a comprehensive asset light business that is unique in the hospitality industry and well-positioned for growth going forward.
As the recovery in the lodging industry gains momentum, we are starting to see positive trends in our operating results, and we believe Ashford is uniquely positioned to outperform. This is why back in May, for the first time in our 18-year history of running public companies, we provided guidance to the market in terms of what we think the earnings potential is for our businesses over the next three and five year periods. If you haven’t had a chance to review that presentation, it can be found in the Investor section of our website at www.ashfordinc.com. We are excited about the growth prospects for our businesses over the coming years and would love to discuss that with you in more detail if you are interested.
Ashford advises two publicly traded REIT platforms, Ashford Trust and Braemar, which together owned 113 hotels with approximately 26,000 rooms and had approximately $7.6 billion of gross assets as of June 30, 2021. Braemar is currently benefiting from its focus on the luxury segment and specifically its luxury resorts, which has been the first demand segment to recover, and had a solid second quarter operationally. Braemar also recently announced its first planned acquisition of this cycle with the 138-room Mr. C Beverly Hills Hotel in Los Angeles, California. As we discussed on last quarter’s call, Ashford Trust completed a $450 million strategic corporate financing during the first quarter that provides multiple years of liquidity. Ashford Trust has also continued to grow its cash balance which ended the quarter at $520 million. Additionally, both REITs joined the U.S. small-cap Russell 2000® Index, the U.S. broad-market Russell 3000® Index, and the Russell Microcap® Index, respectively. Looking ahead, both platforms now have ample liquidity and with both REITs stabilized and performing well, we believe both are well-positioned for the continued recovery of the hotel industry, and we remain focused on their future strategic objectives.
Remington and Premier continue to execute on their long-term growth strategies. Both companies are benefiting from the improved demand trends we are seeing at our hotels, and we continue to believe that these two businesses are well-positioned to achieve growth with their third-party business initiatives. Both Remington and Premier have solid reputations in the industry. We are still in the early stages of the growth of our third-party business, we have already seen strong momentum, with Remington signing 9 new hotel management contracts with third-party hotel owners, and Premier signing 27 new third-party contracts. Looking ahead, we are extremely excited about the long-term opportunity for third-party growth at both Remington and Premier.
We formed Ashford Securities in 2019 to be a dedicated platform to raise retail capital through financial intermediaries and the broker-dealer channel in order to grow our existing and future platforms. Our goal for Ashford Securities is to provide the market with highly differentiated alternative investment products. Types of capital raised may include, but are not limited to, non-traded preferred equity, non-traded convertible preferred equity, and non-traded REIT common equity for future platforms. Ashford Securities is ramping up nicely and has recently begun raising capital for Braemar. In its first month of capital raising for Braemar, Ashford Securities raised over $2.1 million of Braemar’s non-traded preferred stock. This is a fantastic result for the first month of operations, and we are excited to pursue a fresh source of capital that will help us grow all our platforms over the long term, all with the goal of increasing shareholder value.
One of the businesses where we are seeing strong growth is RED Hospitality. RED Hospitality & Leisure is a leading provider of watersports activities and other travel and transportation services in the US Virgin Islands, Key West, Florida, and most recently in Turks & Caicos. RED had a very strong quarter, driven by strong leisure demand in its markets, and RED anticipates that these markets will continue their strong performance in the coming months. In addition, RED recently entered into an agreement with The Ritz-Carlton Turks & Caicos resort to provide services including watersports, beach and recreation operations, as well as destination and transportation services to the property. This is a great expansion opportunity for RED, and we are excited about the potential to grow this business at other properties in Turks & Caicos.
Additionally, the products offered by OpenKey and Pure Wellness continue to thrive in this environment. As the hotel industry strives to implement measures to provide a clean and safe environment, many hotels and guests are seeking automatic check-ins, allowing them to bypass the front desk with keyless entry and secure digital key capabilities. The industry is also seeking enhanced sanitation and air purification standards within the guest rooms. We believe the benefits that OpenKey and Pure Wellness offer will position them well to achieve accelerated adoption and growth of hotels nationwide.
I’m also pleased that Ashford was added to the Russell Microcap® Index, as part of the Russell annual reconstitution. As the only publicly traded asset manager and service provider in the Hospitality Industry, we believe the addition will expose Ashford to a wider range of institutions and investors, allowing us to potentially broaden our shareholder base and increase our stock's liquidity.
Looking ahead, we believe we have a superior strategy and structure that is unique within the hospitality space. We are starting to see the recovery in our industry and are also seeing investment opportunities at very attractive unlevered returns that we did not see pre-pandemic. We believe there are four key areas of growth for Ashford – the recovery of the hospitality industry and higher hotel revenues, an increase in our assets under management, growth of our third-party business, and the acquisition or incubation of additional businesses. For investors seeking exposure to an industry significantly impacted by the pandemic, we believe Ashford is an attractive option.

I will now turn the call over to Deric.
Financial Review – Deric Eubanks
Thanks, Jeremy.
Net loss attributable to common stockholders for the second quarter was $(14.7) million.
Adjusted EBITDA for the second quarter was $10.7 million, which reflected growth of 235% over the prior year quarter. The growth in Adjusted EBITDA over the prior year quarter was led by JSAV with an increase of $3.1 million, Remington with an increase of $2.8 million, and RED with an increase of $2.6 million.
Adjusted net income for the second quarter was $8.7 million, and Adjusted net income per share was $1.17.
As it relates to our advised REITs, during the second quarter, Ashford Trust continued to make significant progress in converting its preferred stock into common stock and has exchanged approximately 15.2 million shares of its preferred stock, representing approximately 67% of the share count prior to the exchanges, into approximately 10.2 million shares of common stock. Also, year-to-date, Ashford Trust has raised approximately $478 million from the sale of shares of its common stock. Braemar has raised equity capital of approximately $78 million from the sale of shares of its common stock year-to-date. Braemar has also exchanged a significant portion of its preferred stock for common stock. To date, Braemar has exchanged approximately 2.0 million shares of its preferred stock, representing approximately 39% of the share count prior to the exchanges, into approximately 7.3 million shares of common stock. Braemar also closed on a private placement of $86.25 million aggregate principal amount of its 4.5% Convertible Senior Notes due 2026. These capital raises and exchanges have helped shore up both REITs’ liquidity and lowered their leverage.
In terms of financial results for our portfolio of companies, I’ll provide some highlights and then Eric will discuss more details.
Lismore recorded revenue of $2.3 million in the quarter related to its agreements with Ashford Trust and Braemar to seek modifications and forbearance for the REITs’ debt. This forbearance effort is mostly completed, but Lismore will continue to record this revenue over the remaining term of the agreement, which expires in April of 2022.
Remington realized hotel management fee revenue of $6.5 million in the quarter, Net Loss Attributable to the Company of $(0.5) million, and Adjusted EBITDA of $3.4 million.
For the second quarter, Premier had design and construction fee revenue of $1.9 million, Net Loss Attributable to the Company of $(2.9) million, and Adjusted EBITDA of negative $(0.4) million.
OpenKey finished the quarter with 255 hotels under contract, which compares to 236 hotels under contract at the end of the first quarter. This growth was driven by a significant shift in guest preferences with utilization of digital keys increasing by 182% in the second quarter over the prior year quarter, with the majority of guests from April through June opting to use a digital key when offered. OpenKey also reported revenue growth of 63% over the prior year quarter.
Financial results for JSAV for the second quarter included revenue of $9.5 million, Net Loss Attributable to the Company of $(1.0) million, and Adjusted EBITDA of $1.0 million. This is the first quarter of positive Adjusted EBITDA for JSAV since the onset of the pandemic.
As of June 30, 2021, we had 7.4 million fully diluted shares of common stock and units, which included 4.2 million common shares associated with our Series D convertible preferred stock. We had 2.8 million common shares issued and outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation plan, and the balance primarily comprised of restricted stock.
I will now turn the call over to Eric.
Products & Services - Eric Batis
Thank you, Deric.
We are pleased to provide updates on our Products & Services businesses, and we are encouraged by their forward momentum established during the second quarter of the year. Our strong results this quarter demonstrate we are delivering upon the strategies and objectives previously outlined, namely driving third-party sales growth, hiring sales leaders, and creating a deep selling culture. In short, we believe the strong performance of the second quarter is setting the stage for future growth.
Today, I will spend the majority of our time talking about the quarter as a whole, and it is worth noting that second quarter revenue generated by the businesses we are about to discuss was 185% higher than the prior year quarter. We are starting to see fruit from some of the sales-focused initiatives established in late 2020. I would compare it to planting seeds, which our portfolio companies have grown, and now begin to harvest before starting the process again. These initiatives are fueling an acceleration in the growth and quality of the company’s earnings.
As a reminder, our mandate is to invest in market-leading businesses with seasoned management teams and identify growth opportunities supported by enticing macro dynamics. To explain this strategy more fully: our Products & Services division is a unique investment strategy in the hospitality industry, where through a multi-pronged approach, we aim to accelerate growth and create shareholder value through rigorous industry research, the implementation of best operating practices, and the execution of bolt-on acquisitions. We are also able to utilize our extensive relationships and refer these businesses to our advised REITs, ensuring their hotels receive best in market service with best in market pricing.
The first business I’d like to discuss is RED Hospitality & Leisure, a leading provider of watersports activities and other travel services in the U.S. Virgin Islands, Key West, and Turks & Caicos. I’d like to call particular attention to the month of June, where RED generated $2.6 million of revenue and approximately $903,000 of adjusted EBITDA. Both of these figures represent the highest month ever recorded in the history of the company. Prior to June, both April and May respectively were record-breaking revenue months.
Recently, RED moved into The Ritz-Carlton Turks & Caicos and began providing activities and services to guests. We are proud to begin our operations at this beautiful, new property as RED’s first hotel contract outside the US and US territories and are excited about the future prospects for this region. With pent-up demand being released and tourism activity in RED’s markets remaining high, we anticipate RED will continue delivering strong results. RED has an exciting future with several near-term organic and inorganic growth initiatives, and we look forward to keeping you updated on their progress.
Another business that continues to grow is OpenKey, which provides Bluetooth-enabled lock upgrade modules. These modules are incorporated into existing locks at a fraction of the cost of replacing an entire lock system, resulting in significant savings to the hotel owners. OpenKey continues to capitalize on growing customer preference for a mobile, contactless check-in experience.
The company posted an impressive second quarter which included key delivery growth of 182% over the prior-year period, and 19 new hotel contracts. While OpenKey’s operating metrics continue to be robust, the second quarter was headlined by going live at several Four Seasons properties. We anticipate going live at additional properties in the Four Seasons system in the third quarter. We also have successfully completed the pilot phase of our agreement with Wyndham Hotels & Resorts and are now focused on adding more Wyndham-branded properties. For both of these agreements, OpenKey is providing mobile roomkey services through the respective brand app, and we continue to discuss similar agreements with other large hotel brands. We are excited about these partnerships and look forward to providing updates in the coming quarters.
Remington is a dynamic hotel management company, providing best-in-class service and expertise to hotels across the country. Hotel operations continue to stabilize with each passing week and to satisfy demand, Remington has re-hired half of its previously furloughed employees and has an additional 687 current job openings. CEO Sloan Dean and his team were awarded one verbal and two signed third-party management agreements in the second quarter, all of which are expected to begin soon.
We look forward to a robust 2021 recovery for Remington as they focus on adding new third-party contracts to their roster of 79 hotels across 15 brands and 23 states and Washington, DC.
Premier provides comprehensive and cost-effective design, development, architecture, procurement, and project management services. The company continues to add staff in order to support its growth objectives. One major accomplishment during the second quarter was Premier securing its first student housing project with a top 5 player in the space. By focusing on penetrating both the multi-family and student housing markets, Premier is primed to continue delivering big wins from third-party contracts.

Premier’s second quarter was also highlighted by one new multi-family contract, and four new hospitality contracts, in addition to the previously mentioned student housing contract, collectively totaling $540,000 of potential fees. With its new sales leaders in place and a laser focus on attacking both the multi-family and student housing markets, we anticipate strong performance from Premier as capital investment boomerangs in response to recovering markets and companies beginning to deploy capital. Premier has an exciting future and is exploring several inorganic growth opportunities, and we look forward to keeping you updated on their progress in future quarters.
JSAV is a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show and event services, hospitality services, creative services, and design and integration.
While JSAV reported positive Adjusted EBITDA for the second quarter, it reported $3.9 million of revenue just for the month of June, which was 164% higher than the trailing 11-month average.
In addition to an intense focus on operations to return to profitability, the company has continued sales efforts as it was verbally awarded two new in-house AV contracts, which we believe should total $1.3 million of annual stabilized revenue. The upward trend in hospitality revenue for the year is another bright spot at JSAV. Hospitality revenue was $2.4 million in June, up 331% since March. Sales executives at the company have been hard at work trying to meet the surging influx of demand as groups begin to return to in-person meetings, events, and conferences. We are optimistic for a continued uptick in sales opportunities as the pipeline for the remainder of 2021 rose 100% from March to the end of the quarter.
Pure Wellness provides wellness applications designed to eliminate viruses, bacteria and other contaminants within guest rooms, offices, and public spaces.
Pure’s second quarter is highlighted by 12 new contracts for its recently launched Pure Office technology. Through the first half of 2021, Pure Office is now in 25 locations. This technology uses advanced surface protection and purified air to eliminate 99.99% of contaminants. Employees are increasingly returning to their offices, and Pure Office will give employers and employees alike comfort in returning to a safe and healthy workplace.
Lastly, I’d like to discuss Ashford Securities, our retail capital-raising platform. Jay Steigerwald and his team continue to build out the organization, and they recently executed the first closing of the Braemar Series E & M non-traded preferred equity offering. To date, ten selling agreements have been signed and the Series E & M offering has raised over $2.1 million.
Separately, Ashford Securities continues to work on additional investment products that can be sold through the broker-dealer channel allowing us to continue to grow our assets under management, and we hope to have more details around these efforts in the coming quarters.
We continue to believe there is a substantial opportunity for Ashford Securities to offer differentiated product structures and strategies to retail investors. In short, we're excited to pursue a fresh source of retail capital that will help us grow all our platforms over the long term, with the goal of increasing shareholder value.
That concludes our prepared remarks, and we will now open up the call for Q&A.
Jeremy Welter
Thank you for joining today’s call, and we look forward to speaking with you again next quarter. In addition, we will be looking to host an investor day in New York on October 12th, and will provide additional details later.